As filed with the Securities and Exchange Commission on July 26, 2024

Registration No. 333-271568

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Movella Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-1575384
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3535 Executive Terminal Drive, Suite 110 Henderson, Nevada 89052 (Address of principal executive offices)	89052 (Zip Code)
Movella Holdings Inc. 2022 Stock Incentive Plan
Movella Holdings Inc. 2022 Employee Stock Purchase Plan
(Full title of the plans)
Dennis Calderon, Esq.
General Counsel
Movella Holdings Inc.
3535 Executive Terminal Drive, Suite 110
Henderson, Nevada 89052
(310) 481-1800
(Name and address and telephone number, including area code, of agent for service)
Copies to:
Davina K. Kaile, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Tel: (650) 233-4500
Fax: (650) 233-4545
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer     Accelerated filer      Non-accelerated filer ☑
Smaller reporting company ☑    Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by Movella Holdings Inc. (the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.00001 per share (“Common Stock”), which are unsold under the following Registration Statement on Form S-8 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•Registration Statement No. 333-271568, filed on May 2, 2023, registering 12,732,592 shares of common stock under the Registrant’s 2022 Stock Incentive Plan and 1,017,550 shares of common stock under the Registrant’s 2022 Employee Stock Purchase Plan.

As previously disclosed, on April 1, 2024, the Registrant filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist the Common Stock and warrants to purchase Common Stock (the “Warrants”) from the Nasdaq Stock Market (“Nasdaq”) and to deregister the Common Stock and Warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registrant’s securities were suspended from trading on Nasdaq prior to market open on April 2, 2024 and delisted from Nasdaq on or about April 11, 2024. In connection with the delisting and the deregistration under Section 12(b) of the Exchange Act of the Common Stock and Warrants, the Registrant is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of Common Stock registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on the 26th day of July, 2024.

MOVELLA HOLDINGS INC.

By:	/s/ Eric Salzman
Name:	Eric Salzman
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Eric Salzman	Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2024
Eric Salzman

/s/ Stephen Smith	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 26, 2024
Stephen Smith

*	Chairman of the Board	July 26, 2024
Brent Lang

*	Director	July 26, 2024
David Chung

*	Director	July 26, 2024
Wen Hsieh

*	Director	July 26, 2024
Stuart Huizinga

*	Director	July 26, 2024
Patricia Ross

*By:	/s/ Stephen Smith
Stephen Smith
Attorney-In-Fact